Item 8.01     Other Events

On February 28, 2007, the United States Bankruptcy Court, District of Minnesota, issued an Order approving the sale pursuant to Section 363 of the United States Bankruptcy Code of substantially all assets of Dakota Arms, Inc. ("Dakota"), to Technology Funding Group, LLC, and Dakota Equity, LLC, entities controlled by Charles R. Kokesh, for $1,120,000 plus a guarantee to make two additional payments of $100,000 each 180 days and 545 days from Closing. The only other bidder in the sale submitted a lesser bid only for a portion of the assets. Negotiations continue with that entity, and the bankruptcy estate may receive further proceeds.

Technology Funding Partners III Liquidating Trust ("T-3") and an affiliated trust had provided the Debtor in Possession ("DIP") loan to Dakota Arms, Inc., after Dakota filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code on July 6, 2007. T-3 provided $832,500 in DIP financing to Dakota. Upon the sale of Dakota's assets, T-3 received $441,000 back as repayment of the DIP loan. The balance of the DIP loan remains a liability of the bankruptcy estate.

Item 9.01.     Financial Statements And Exhibits

(c) Exhibits.

The following is filed as an exhibit to this Current Report on Form 8-K:

99.1 Order by the United States Bankruptcy Court, District of Minnesota, Authorizing the Sale.